UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

February 21, 2017

Date of Report

(Date of earliest event reported)

AIR LEASE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-35121	27-1840403
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2000 Avenue of the Stars, Suite 1000N Los Angeles, California	90067
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 553-0555

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Adoption of Air Lease Corporation Executive Severance Plan

On February 21, 2017, the Board of Directors (“Board”) of Air Lease Corporation, a Delaware corporation (“Air Lease” or “Company”), upon the recommendation of the Compensation Committee (“Committee”), approved and adopted the Air Lease Corporation Executive Severance Plan (“Severance Plan”), effective as of February 22, 2017. The Severance Plan replaces the Company’s non-binding severance guidelines concerning severance and other benefits for executives who are vice-presidents and above in the event of an involuntary termination of employment or a termination without cause for good reason following a change in control of the Company. Under the Severance Plan, Company employees who are vice presidents and above, are designated by the Committee (or persons appointed by the Committee) and who are not party to an individual severance agreement (“Covered Employees”) would generally be entitled to receive severance benefits under the Severance Plan. The Committee initially designated 11 officers of the Company excluding the Executive Chairman of the Board of Directors and the Chief Executive Officer and President of the Company who each are a party to individual severance agreements. The severance benefits are generally conditioned upon execution of a release of claims and continued compliance with non-competition, confidentiality and non-solicitation provisions as set forth in the Severance Plan.

The following brief description of the key terms and conditions of the Severance Plan is qualified in its entirety by reference to the Severance Plan filed as an Exhibit 10.1 hereto and incorporated herein by reference.

Termination without Cause by the Company Other Than within Twenty-Four Months of a Change in Control. If a Covered Employee’s employment is terminated by the Company without Cause, as defined under the Company’s 2014 Equity Incentive Plan, other than within twenty-four months of a Change in Control, as defined under the Company’s 2014 Equity Incentive Plan, the Covered Employee will be entitled to receive the following:

•	accrued but unpaid salary and benefits, expense reimbursement, and any earned but unpaid annual bonus with respect to the last calendar year completed during his or her employment (“Accrued Benefits”);

•	a prorated annual bonus with respect to the calendar year in which such termination occurs based on actual performance;

•	immediate prorata vesting of any outstanding deferred bonus awards granted under the Company’s Amended and Restated Deferred Bonus Plan (“Deferred Bonus Plan”);

•	an amount equal to the sum of the Covered Employee’s (x) annual salary in effect as of the date of termination and (y) the average of the annual bonus payments received during the thirty-six month period immediately prior to the Covered Employee’s date of termination, multiplied by a multiplier of 1x for executive vice presidents and by a multiplier of .5x for senior vice presidents, payable in substantially equal installments over one year from the date of termination for executive officers and six months from the date of termination for senior vice presidents;

•	continued health coverage until one year from the date of termination for executive vice presidents and six months from the date of termination for senior vice presidents;

•	pro rata vesting based on actual Company performance for any then current performance periods for outstanding performance-based equity awards; and

•	pro rata vesting through date of termination for outstanding time-vesting equity awards.

Termination without Cause or by the Covered Employee for Good Reason within 24 months of a Change in Control. If a Covered Employee’s employment is terminated by the Company without Cause or is terminated by a Covered Employee for Good Reason, as defined in the Severance Plan, within 24 months of a Change in Control, the Covered Employee will be entitled to receive the following:

•	Accrued Benefits;

•	pro rata payout of the target annual bonus for the year in which the termination occurs;

•	full vesting of any outstanding deferred bonus awards granted under the Company’s Deferred Bonus Plan;

•	a lump sum cash payment in an amount equal to the sum of the Covered Employee’s (x) annual salary in effect as of the date of termination and (y) target annual bonus for the calendar year in which the termination occurs, multiplied by a multiplier of 2x for executive vice presidents and by a multiplier of 1x for senior vice presidents;

•	a lump sum cash payment in an amount equal to the COBRA costs of providing benefits under the group health plans in which the Covered Employee was participating at the time of termination of employment for two years for executive vice presidents and one year for senior vice presidents;

•	full vesting at target level of performance for outstanding performance-based equity awards for any open performance periods; and

•	full vesting for outstanding time-vesting equity awards.

Termination due to Disability or death. If a Covered Employee’s employment is terminated due to Disability, as defined under the Company’s 2014 Equity Incentive Plan, or death, the Covered Employee or his or her estate or beneficiaries will be entitled to receive

•	Accrued Benefits;

•	a prorated annual bonus with respect to the calendar year in which such termination occurs;

•	continued vesting based on actual Company performance for outstanding performance-based equity awards; and

•	full vesting for outstanding time-vesting equity awards.

If any of the Covered Employee’s benefits are parachute payments, the Covered Employee will be entitled to (a) his or her benefits reduced so that no portion of such benefits is subject to excise tax or (b) his or her benefits without any such reduction, whichever is greater on an after-tax-basis.

The Board may amend, modify or terminate the Severance Plan at any time in its sole and exclusive discretion subject to certain limitations.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit 10.1        Air Lease Corporation Executive Severance Plan

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AIR LEASE CORPORATION
Date: February 24, 2017	/s/ Carol H. Forsyte
Carol H. Forsyte
Executive Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Air Lease Corporation Executive Severance Plan